EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-116461) of Chesapeake Energy Corporation of our report dated February 29, 2004 relating to the consolidated financial statements and financial statement schedule of Chesapeake Energy Corporation, which appears in Chesapeake Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

July 1, 2004